Exhibit 99.1
HEALTHCARE REALTY
Gabrielle M. Andrés
Corporate Communications
P 615.269.8175
www.healthcarerealty.com
NEWS RELEASE
HEALTHCARE REALTY TRUST ANNOUNCES NEW $550 MILLION UNSECURED REVOLVING CREDIT FACILITY
     NASHVILLE, Tennessee, September 30, 2009 — Healthcare Realty Trust Incorporated (NYSE:HR) announced it has entered into a $550 million unsecured revolving credit facility, which replaces the previous $400 million facility. The new facility includes 16 lenders and matures September 30, 2012. The facility is priced at 2.80% over LIBOR, with a 0.40% facility fee, and is subject to other terms and conditions customary for loans of this nature.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $2.2 billion in 203 real estate properties and mortgages as of June 30, 2009, excluding assets classified as held for sale and including an investment in one unconsolidated joint venture. The Company’s 198 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 28 states, totaling approximately 12.1 million square feet. The Company provides property management services to approximately 8.8 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors,” and as may be updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.